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                                                                    EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospecuts constituting part of this Amendment No. 3 to Registration Statement on Form S-3 (Nos. 333-68217 and 333-68217-01) of our report dated March 5, 1999, on our audits of the balance sheets of Motiva Enterprises LLC as of December 31, 1998 and July 1, 1998, and the related statements of income, owners' equity and cash flows for the period from inception (July 1, 1998) to December 31, 1998, included in the Annual Report on Form 10-K of Texaco Inc. for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Arthur Andersen LLP

Deloitte & Touche LLP
PricewaterhouseCoopers LLP

Houston, Texas
April 9, 1999